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                                                                    Exhibit 10.9


              CONFIDENTIALITY, CONSULTING AND NONCOMPETE AGREEMENT
              ----------------------------------------------------


     THIS AGREEMENT is made as of April 25, 1996, between Datamax International Corporation, a Delaware corporation ("Datamax" and together with Datamax Corporation, and all of their respective affiliates, divisions and subsidiaries, the "Company"), and Robert C. Strandberg ("Executive").

     Executive's employment with the Company has been terminated effective April 24, 1996 and Datamax and Executive desire to enter into this agreement to, among other things (i) provide obligations of Executive with respect to Confidential Information (as defined below), (ii) provide obligations of Executive to refrain from competing with the Company and (iii) provide for Executive's agreement to serve as a consultant to the Company.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Datamax and Executive hereby agree as follows:

     1. Resignations. Executive has resigned from his employment with the Company effective April 25, 1996 and as of such date has resigned from the Board of Directors of Datamax (the "Board and from any and all other positions he holds with respect to the Company, including without limitation his position as Chairman of the Board, Chief Executive Officer, President, and member of the Compensation Committee, Banking Resolution Committee, Executive Committee and IPO Pricing Committee of Datamax, his position as Chairman of the Board, Chief Executive Officer, President and Trustee of 401(k) Plan of Datamax Corporation, his position as Chairman of the Board and Chief Executive Officer of Datamax Bar Code Products Corporation, his position as Director, President and Treasurer of DMX Integration, Inc., his position as Director of Datamax London Ltd., his position as Managing Director of Datamax B.V., his position as Director and President of Pioneer Labels, Inc., his position as Director and President of U.K. Bar Coding Corporation and his position as Director and President of Datamax Foreign Sales Corporation. Executive hereby relinquishes any rights (but not obligations) he has under Section 2 (entitled 'Board of Directors") of that certain Stockholders Agreement dated as of February 26, 1993 among Datamax and certain of its stockholders (the "Stockholders Agreement") on behalf of himself and any of his Permitted Transferees (as defined in the Stockholders Agreement).

     2. Nondisclosure and Nonuse of Confidential Information. Executive acknowledges that his work as an employee of the Company has exposed him to Confidential Information of the Company and that his work as a consultant to the Company may expose him to additional Confidential Information. "Confidential Information" includes but is not limited to customer lists, employee lists, methods of pricing, special customer requirements for service, information on methods of servicing customer, operational information, confidential research projects, plans for future development, matters of a technical nature and other information of a similar nature. Executive shall not, directly or indirectly, at any time during or after the termination of his employment with the Company, except to the extent required by law, (1) reveal, divulge, make


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known, sell, exchange, give away or otherwise dispose of, to any person, firm, or corporation, any Confidential Information of the Company or its business, whether the same shall or may have been designed, developed or originated by the Executive or otherwise, or (2) reveal, divulge or make known to any person, firm, or corporation, the name of any of Company's customers. This obligation shall not apply to information which (a) is acquired from a third party who, to the best of Executive's knowledge, is not in default of any obligation to the Company in disclosing such information or (b) is already in the public domain or known to the Company's competitors or the public generally or that becomes available to the public generally or the Company's competitors other than as a result of Executive's breach of this Agreement. All records and books relating in any manner whatsoever to the Company, shall be the exclusive property of the Company regardless of who actually prepared the original record or book. Executive shall not copy or cause to have copied any such records and books except in the ordinary course of business. All such records and books shall be immediately returned to the Company by Executive on the date hereof. If the Company shall breach its obligations to pay Executive monies due him under this Agreement or otherwise fail to comply with its material obligations hereunder, then if Executive shall have given the Company written notice of its breach of this Agreement and if the Company shall not have remedied such breach within sixty days of the date of receipt by it of such notice, Executive shall be discharged of all obligations under this Section 2; provided, however, that if the Company's breach occurs at a time when Executive is in breach of any of his obligations under this Agreement, then Executive shall remain bound by this
Section 2 and all other provisions of this Agreement notwithstanding the Company's breach.

     3. Noncompetition. Executive acknowledges and agrees with the Company that Executive's services to the Company are unique in nature and that the Company would be irreparably damaged if Executive were to provide similar services to competitors of the Company. Executive accordingly covenants and agrees with the Company that during the period from the date hereof through and including April 24, 1998 (the "Noncompetition Period"), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) engaged in the manufacturing, design, engineering, distributing, marketing, selling or reselling of (i) thermal or thermal transfer bar code printers, (ii) bar code verifiers or (iii) labeling media and ribbons used in connection with thermal bar code printers (the "Prohibited Business") anywhere in the World. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholders partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individuals corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), provided, however, that Executive shall not be deemed to be participating' in the Prohibited Business if and to the extent that he merely owns as a Passive investor less than 1% of the outstanding stock of any company whose securities are publicly traded and has no other material relationship with such company. If the Company shall breach its obligations to pay Executive monies due him under this Agreement or otherwise fail to comply with its material obligations hereunder, then if Executive shall have given the Company written notice of its breach of this Agreement and if the Company shall not have remedied such breach within sixty days of the date of receipt by it of such notice,


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Executive shall be discharged of all obligations under this Section 3; provided, however, that if the Company's breach occurs at a time when Executive is in breach of any of his obligations under this Agreement, then Executive shall remain bound by this Section 3 and all other provisions of this Agreement notwithstanding the Company's breach.

     4. Employee, Customer, Dealer, Supplier, Licensee Nonsolicitation. During the Consulting Period, Executive shall not, directly or indirectly (i) induce or attempt to induce any officer or employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any officer, employee, director or stockholder thereof, (ii) hire directly or through another entity any person who was an employee of the Company at any time during the Consulting Period, (iii) induce or attempt to induce any, customer, dealer, supplier or licensee to cease doing business with the Company, or in any way interfere with the relationship between any such customer, dealer, supplier or licensee and the Company, (iv) make any negative statements or communications, oral or written, regarding the Company or its directors, officers, employees, consultants or stockholders (or their directors, officers, employees or affiliates) or otherwise take actions which have the effect of diminishing their respective reputations in any way (it being understood, however, the Executive shall be free when seeking employment to defend his performance as an executive of the Company and to state that he did not agree with the decision of the board of directors of the Company to effect a change in the Company's management so long as he does so in a manner which is not intended to, and which does not in fact, have the effect of diminishing the reputation of any member of the Company's board of directors or any affiliate of any of them) or (v) compete with the Company or participate in any entity competing with the Company in acquiring or attempting to acquire (whether by purchase of stock, purchase of assets, merger or otherwise) any Acquisition Target. The term "Acquisition Target" shall mean Graftek, Datametrics, Eltron, Matthews International, Printronix, Inc. and PSC, Inc. (and any affiliate of any of the foregoing). If the Company shall breach its obligations to pay Executive monies due him under this Agreement or otherwise fall to comply with its material obligations hereunder, then if Executive shall have given the Company written notice of its breach of this Agreement and if the Company shall not have remedied such breach within sixty days of the date of receipt by it of such notice, Executive shall be discharged of all obligations under this Section 4; provided, however, that if the Company's breach occurs at a time when Executive is in breach of any of his obligations under this Agreement, then Executive shall remain bound by this Section 4 and all other provisions of this Agreement notwithstanding the Company's breach.

     5. Consulting Services. From the date of termination of Executive's employment with the Company through the end of the Noncompetition Period (the "Consulting Period"), the Company shall engage Executive as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and Executive shall accept such engagement Executive shall not have any authority to bind or act on behalf of the Company during the Consulting Period. During the Consulting Period, Executive shall render such consulting services to the Company in connection with the Company's business as may be directed from time to time by the President of Datamax or any successor entity. As part of such consulting services, Executive shall be obligated to refer to the Company in writing each and every Business Opportunity that Executive becomes aware of during the Consulting Period. The term "Business Opportunity" means any


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acquisition, joint venture or customer opportunity in the business of the same or similar nature as that furnished by the Company to its customers as of the date hereof that is communicated to Executive by the prospective acquisition target, joint venture partner or customer (or by a representative of any of the foregoing) other than any such opportunity that is known generally within the autoidentification or printer industries or that has, to Executive's knowledge, already been communicated to a senior executive of the Company. Executive's commitment to provide consulting services shall extend, to the extent requested by the Company, to 20 hours per month from the date hereof through and including April 24, 1997 and 10 hours per month from April 25, 1997 through and including the termination of the Consulting Period; provided, however, that the foregoing limitations on the number of hours Executive can be obligated to work hereunder shall not apply (i) to any request by the Company that Executive consult with respect to and assist (including by means of testifying as a witness in litigation or similar proceeding) in addressing any dispute relating to any transaction that occurred during Executive's employment with the Company or any dispute with any party with which the Company has entered into a contract during Executive's employment with the Company or (ii) to Executive's obligation under
Section 1(e)(i) of the Transition Services Agreement dated November 3, 1995 between Datamax Corporation and Unimark, Inc. Notwithstanding the foregoing, it is expressly understood that (i) Executive shall be free to move his residence to any place in the United States and his travel expenses to and from such residence in performance of his duties hereunder shall be reimbursed by the Company in accordance with Section 6 below and (ii) the Company shall attempt in good faith to accommodate Executive's prior commitments when requesting him to provide services hereunder, it being understood that the Company's commitment to attempt to do so shall not serve to in anyway limit Executive's obligations hereunder.

     6. Compensation. In consideration of Executive's agreements set forth herein, (i) during the Consulting Period, the Company shall pay Executive $18,435.98 per month ($221,231,76 per year), (ii) for a period of eighteen months after the date hereof, the Company shall provide at its cost and expense Executive with health and dental insurance In the same manner as it is provided generally to employees of the Company during the Consulting Period (but Executive shall be solely responsible for any taxes incurred by him as a result thereof, (iii) if, when and to the extent that the Company pays all executives of the Company or all but one executive of the Company (other than Executive) cash bonuses for the fiscal year ended February 20, 1996, the Company shall pay Executive the bonus he would have received had he remained an employee of the Company (which bonus shall not in any event exceed $25,538), (iv) upon execution of this Agreement, the Company shall pay Executive $13,923.07 in full settlement of his accrued and unused vacation, and (v) during the Consulting Period, the Company shall indemnify Executive to the maximum extent permitted under its bylaws and certificate of incorporation in effect on the date hereof. The amounts payable to Executive hereunder shall remain payable notwithstanding the death or incapacity of Executive. Except as expressly provided in this Section 6, Executive shall not be entitled to any other benefits, bonuses or perquisites from the Company. The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties as a consultant to the Company under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Executive shall file all tax returns and reports required to be filed by him on the basis that he is an independent contractor,


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rather than an employee, as defined in Treasury Regulation (S)31.3121(d)-l
(c)(2), and Executive shall indemnify the Company for the amount of any employment taxes paid by the Company as the result of Executive not withholding employment taxes from any amount paid to him hereunder.

     7. Agreements Regarding Stock. Datamax and Executive acknowledge that except as otherwise provided in Section 1 hereof, Executive remains a party to the Stockholders Agreement, the Registration Agreement dated as of February 26, 1993 between Datamax and certain of its stockholders (the "Registration Agreement"), the Second Amended and Restated Incentive Stock Option Agreement dated as of July 16, 1993 between Datamax and Executive relating to options to purchase 66,666 shares of Datamax common stock with respect to which he is now fully vested (the "66,667 Share Option Agreement" and the Stock Option Agreement dated as of July 16, 1993 between Datamax and Executive relating to options to purchase 66,667 shares of Datamax common stock with respect to which he is now fully vested (the "66,667 Share Option Agreement" and, together with the Stockholders Agreement, the Registration Agreement and the 166,660 Share Option Agreement, the "Equity Agreements"), and will continue to have the lights and be subject to the obligations set forth in the Equity Agreements, provided, however, that effective as of April 24, 1996, (a) the 66,667 Stock Option Agreement and the 166,666 Share Option Agreement are each hereby amended to restate paragraph 3 of each to read as follows:

          "3. Exercise of Option. The Option shall be exercisable only during the exercise period of the Option, only in accordance with the above vesting schedule and only on or prior to the earlier of a Sale of the Company (as defined below) or the date which is 270 days after the Company consummates a public offering of common Stock pursuant to a registration statement declared effective by the Securities and Exchange Commission. The term "Sale of the Company" shall mean the sale of the Company pursuant to which another party or parties acquires (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis."

and (b) the 66,667 Stock Option Agreement is hereby amended to delete paragraph 4 thereof (entitled "Company's Repurchase Option"). The Company acknowledges that in light of the foregoing amendments, it no longer has a right to repurchase any shares owned by Executive. The foregoing amendments, however, will be effective unless and until Executive breaches this Agreement or the provisions of Sections 2, 3 or 4 of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable as written (it being understood that in either such event the 66,667 Stock Option Agreement and the 166,666 Share Option Agreement shall continue in full force and effect as written without giving effect to such amendments). Executive understands and acknowledges that the effect of the foregoing amendments will likely be to cause any option that would otherwise qualify as an incentive stock option under
Section 422A of the Internal Revenue Code to cease to so qualify. Executive shall sign any lock-up or similar agreement in connection with any underwritten public offering of Datamax's (or its successors) capital stock so long as Liberty Partners Holdings 1, L.L.C. (or its successor) ("LPH") and non-management


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stockholders of the Company holding at least 10% of the Company's outstanding common stock sign the substantially same agreement and so long as the duration thereof does not exceed 180 days after the consummation of such offering. LPH shall use it reasonable efforts to cause Executive to have the right to sell his shares of Datamax stock in any such offering to the same extent as other non-management stockholders (taking into account relative ownership of such stock).

     8. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

         To the Company:

         Datamax International Corporation
         % Liberty Capital Partners
         Americas Tower, 34th Floor
         1177 Avenue of the Americas
         New York, New York 10036

         Attention: Peter Bennett


         To Executive:

         Robert C. Strandberg
         5430 Brookline Drive
         Orlando, Florida 32819

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed five days after deposit in the U.S. mail.

     9. Waiver and Release. Effective on the date hereof Executive hereby waives any and all claims it or he has or may have (in any capacity) against the Company or against any stockholder, director, officer, agent or employees of the Company or its affiliates (in each case in their capacities as such) (the "Released Persons") for obligations or liabilities (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to be come due and regardless of when asserted) arising out of the termination of Executive's employment with the Company or any transaction entered into at or prior to such date, or out of any action or inaction or any state of facts existing or event occurring at or prior to such date, of any nature whatsoever (including any such obligations or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1974, as amended by various congressional enactments, including the Older Workers Benefit Protection Act of 1990, and any state or local laws


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or regulations similar to any of the foregoing), other than any claims for a breach of this Agreement or the Equity Agreements (the "Reserved Claims"). Executive further agrees to release and hold harmless each of the Released Persons from the claims described in the preceding sentence (other than the Reserved Claims).

     10.  General Provisions.

          (a) Not an Employment Agreement. Executive and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Executive any right to continued employment with the Company or to otherwise define the terms of Executive's employment with the Company.

          (b) Absence of Conflicting Agreements. Executive hereby warrants and covenants that (i) his employment by the Company and his execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Executive is subject, (ii) Executive is not a party to or bound by any employment agreement, severance agreement, plan or arrangement, noncompete agreement or confidentiality agreement with any other person or entity that will survive the execution and delivery of this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

          (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Sections 3 or 4 of this Agreement shall have the power to reduce the scope, duration or area of any such term of provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Sections 3 or 4 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          (d) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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          (f)  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement may not be assigned or delegated without the prior written consent of the Company.

          (g) Choice of Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

          (h) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Executive's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Executive and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The Company shall have the right to set off against any and all amounts due hereunder (including any benefits to be provided pursuant hereto) the amount of any damages suffered as a result of Executive's breach of this Agreement and all provisions hereof shall continue in full force and effect regardless of any such set off.

          (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Datamax and Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


                                        DATAMAX INTERNATIONAL CORPORATION



                                        By
                                            -------------------------------


                                        Its
                                            -------------------------------




                                        Robert C. Strandberg



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